Exhibit 99

FOR IMMEDIATE RELEASE: DECEMBER 3, 2001 4:00 p.m.

Nasdaq: UFHI - United Financial Holdings, Inc.
SUBJECT: UNITED FINANCIAL Announces Approval for Stock Repurchase Plan

United Financial (Nasdaq: UFHI), a $1 billion St. Petersburg, FL- based bank holding company (representing $350 million in bank assets and in excess of $650 million in assets under management), announced today that its Board of Directors has authorized the company to repurchase up to 300,000 shares of its common stock. The purchase will be made from time to time on the open market at prevailing market prices based on market conditions and subject to compliance with all applicable laws and regulations.

Neil W. Savage,  President and Chief Executive  Officer of the
Company, stated that the extent to which shares are repurchased will depend on a number of factors including market trends and prices, economic conditions and the strength of the Company's capital in relation to its activities.

United Financial is the holding company for United Bank and United Bank of the Gulf Coast, which have combined total assets of $350 million, and United Trust Company and EPW Investment Management, Inc. with assets under management of over $650 million.

For Further Information: Susan Blackburn, Public Relations
C. Peter Bardin, Chief Financial Officer
Phone: (727) 898-2265
Fax: (727) 821-3563
333 Third Avenue North
P.O. Box 14517
St. Petersburg, FL 33733
www.unitedfinancialholdings.com

     This press release may contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933,as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. The words "may," "will," "plan," "continue," "believe," "estimate," "expect," "intend," "anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company has based these statements on its current expectations about future events. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include competition, general economic conditions, potential changes in interest rates and changes in the value of real estate securing loans made by the issuer, and also include but are not limited to, those set forth in the Company's Form 10K.